LANG MICHENER LLP
1500 Royal Centre
1055 West Georgia Street
P.O. Box 11117
Vancouver B.C.
V6E 4N7

File Number: 55801-1

Web site: www.langmichener.com

Direct Line: (604) 691-7436
Direct Fax Line: (604) 691-7357
E-Mail: jzukerman@lmls.com

March 8, 2005

VIA EDGAR

THE BOARD OF DIRECTORS
FAIRCHILD INTERNATIONAL CORPORATION
Suite 602
595 Hornby Street
Vancouver, B.C.
V6C 1A4

Dear Sirs:

Registration Statement on Form S-8

We are counsel to Fairchild International Corporation (the "Corporation"), a Nevada corporation. We have assisted in the preparation of the Registration Statement of the Corporation on Form S-8 (the "Registration Statement") covering an aggregate of 8,200,000 common shares (the "Shares") in the capital of the Corporation, of which 4,000,000 are issuable pursuant to the 2005 Stock Option Plan and 4,200,000 issuable pursuant to consulting agreements between the Corporation and each of George Tsafalas, David Stadnyk, Aarif Jamani and Robert Jarva (the "Consulting Agreements").

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Corporation with respect to the matters herein. We have also examined such statutes and public and corporate records of the Corporation, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued by the Corporation and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the 2005 Stock Option Plan and each Consulting Agreement, validly issued, fully paid and non-assessable.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

/s/ David J. Cowan

David J. Cowan
for Lang Michener llp

DJC/gxp